Exhibit 23

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated February 17, 2006 accompanying the consolidated financial statements and supplementary schedule in the Annual Report of Valpey-Fisher Corporation (formerly known as MATEC Corporation) and subsidiaries on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said reports in Registration Statements of Valpey-Fisher Corporation on Forms S-8 (File No. 333-116001, effective May 28, 2004, File No. 333-94491, effective January 12, 2000, File No. 033-77554, effective April 8, 1994 and File No. 333-67726, effective August 16, 2001).

/s/ Grant Thornton LLP

Boston, Massachusetts
March 22, 2006